Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106661) of First BanCorp of our report dated July 10, 2007 relating to the financial statements of FirstBank 401(k) Retirement Plan for Residents of the U.S. Virgin Islands and of the United States of America, which appears in this Form 11-K.
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
July 10, 2007